Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated October 13, 2016, with respect to the statements of revenues and direct operating expenses of the Concho Properties Working Interests for the years ended December 31, 2015 and 2014 included in this Current Report on Form 8-K of RSP Permian, Inc. which is incorporated by reference in the Registration Statement of RSP Permian, Inc. on Form S-3 (No. 333-202823). We consent to the incorporation by reference of the aforementioned report in the Registration Statement, and to the use of our name as it appears under the caption “Experts”.

/s/GRANT THORNTON LLP

Tulsa, Oklahoma

October 13, 2016